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                       Subsidiaries of PawnMart, Inc.


1.       PCI Finance 1994-I, Inc., a Texas corporation
         Charter No. 01329406

2.       PCI Finance 1995-I, Inc., a Texas corporation
         Charter No. 01344104

3.       PCI Finance 1996-1, Inc., a Texas corporation
         Charter No. 01387197

4.       PCI Finance 1996-2, Inc., a Texas corporation
         Charter No. 01423120